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                                                                                 EXHIBIT 12

                 BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES
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                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
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                       (In thousands except ratio amounts)

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                                                  Year Ended     Year Ended      Year Ended
                                                  December 31,   December 31,    December 31,
                                                  -----------    -----------     -----------
                                                     1999           1998            1997
                                                     -----          -----           ----
EARNINGS:
  Pretax income (loss)                             $ (1,863)      $    584        $ (5,341)
  Fixed charges                                      23,833         23,008          20,038
    Accretion of preferred stock dividends           (5,497)        (4,767)         (4,172)
                                                   --------       --------        --------
         Earnings                                    16,473         18,825          10,525
                                                   --------       --------        --------
FIXED CHARGES:
  Interest expense                                   17,758         17,728          15,422
  Interest portion of rental expense                    578            513             444
  Accretion of preferred stock dividends              5,497          4,767           4,172
                                                   --------       --------        --------
         Total fixed charges                       $ 23,833       $ 23,008        $ 20,038
                                                   ========       ========        ========

Ratio of earnings to fixed charges and
  preferred stock dividends                           .7             .8              .5

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